Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

June 22, 2023

Adial Pharmaceuticals, Inc.

1001 Research Park Blvd., Suite 100

Charlottesville, Virginia 22911

Re:	Adial Pharmaceuticals, Inc. Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as U.S. securities counsel to Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof relating to the registration by the Company of an aggregate of 10,199,620 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 199,620 shares of Common Stock issued to Alumni Capital LP (the “Selling Stockholder”) as commitment shares (the “Commitment Shares”) upon execution of that certain common stock purchase agreement, dated May 31, 2023, by and between the Company and the Selling Stockholder (the “Purchase Agreement”) and (ii) up to an additional 10,000,000 shares of Common Stock (the “ELOC Shares”) that the Company may issue and sell to the Selling Stockholder under the Purchase Agreement from time-to-time following Commencement (as defined in the Purchase Agreement). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Purchase Agreement; (iii) resolutions adopted by the Board of Directors of the Company (the “Board”); (iv) the certificate of incorporation of the Company (the “Certificate of Incorporation”); (v) the amended and restated bylaws of the Company (the “Bylaws”); and (vi) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures.

Blank Rome LLP | blankrome.com

Adial Pharmaceuticals, Inc.

June 22, 2023

In making our examination of executed documents or documents to be executed, we have assumed that (i) the appropriate number of shares of Common Stock will be reserved for issuance of the ELOC Shares pursuant to the Purchase Agreement and that there will be sufficient shares of Common Stock authorized but unissued under the Certificate of Incorporation and not otherwise reserved for issuance and such ELOC Shares will be issued for not less than the par value of the Common Stock; and (ii) at the time of the issuance of the ELOC Shares, the Company validly exists and is duly qualified and in good standing under the laws of the State of Delaware, its jurisdiction of incorporation, and has the necessary corporate power for such issuance and that the Certificate of Incorporation and then-operative Bylaws of the Company are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, we are of the opinion that:

1.	The Commitment Shares are duly and validly issued, fully paid and non-assessable.

2.	The ELOC Shares issuable pursuant to the Purchase Agreement, when sold, paid for and issued pursuant to the Purchase Agreement and upon receipt of payment of the purchase price thereof in accordance with the terms of the Purchase Agreement, and in the manner contemplated by the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.  This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

Blank Rome LLP | blankrome.com